Exhibit 10.1

April 1, 2026
Doug Kramer
doug@cloudflare.com
Dear Doug
Congratulations! Thank you for sharing our commitment to Cloudflare’s mission to help build a better Internet, and for everything you’ve done to help the company grow. You’ve been a critical part of our success. On behalf of Cloudflare, Inc. (“Cloudflare” or the “Company”), it is my pleasure to provide you with the terms and conditions outlining your new role with Cloudflare. The following sets forth the terms and conditions of our offer to you of a new role in your employment with the Company.
Position
●Your title will be Senior Advisor.
●You will report to Matthew Prince.
●Your work location will be Washington DC - 900 19th Street N.W.
●This is effective April 1, 2026.
●You agree to perform your duties, as requested, under a variable schedule as a full-time regular employee.
You will be expected to devote your best professional efforts to the performance of your duties and responsibilities for the Company and to abide by all Company policies and procedures, as in effect from time to time. During your continued employment with the Company, you will be expected to conduct your business activities at all times in accordance with the highest legal, ethical and professional standards. As it relates to Company work you perform inside and outside of a Company office, you agree to: (a) maintain a safe workspace; (b) take reasonable care for the health and safety of yourself and of others who may be affected by your acts or omissions at your workspace; and (c) cooperate with the Company to the extent necessary to fulfill these duties
Starting Date, Nature of Relationship, and Conditions of Employment
Your start date for your new role will be April 1, 2026. No provision of this letter shall be construed to create a promise of employment for any specific period of time. Your continued employment with the Company is also on an “at-will” basis. This means that either you or the Company may terminate your employment at any time for any reason or for no reason, with or without any notice. Although your job duties, title, compensation, and benefits, as well as any Company personnel policies and procedures, may change from time to time, you agree: (A) that the Proprietary Information and Inventions Agreement (“PIIA”) you signed upon hire will continue to apply to you; and (B) the “at will” nature of your employment may only be changed in a written document signed by you and the CEO of the Company.
Compensation
Beginning at the start of your new role in employment, your base salary will be paid at a rate of $100,000 per year, payable semi-monthly in accordance with the regular payroll practices of the Company (as may be updated by the Company from time to time). Your compensation is subject to any legally required deductions, such as deductions for federal and state taxes, as well as any other deductions which you authorize. The Company reserves the right to review your regular wage rate and to adjust it from time to time at its sole discretion.
In addition, subject to your continued service with the Company, you will retain any existing Restricted Stock Units (“RSUs”) and performance based stock options (the “PSOs”) that previously were awarded to you during your employment with the Company prior to the start of your new role, in each case subject to the terms and conditions set forth in the Company’s 2019 Equity Incentive Plan (as it may be amended from time to time) and in the individual RSU agreement for such RSUs or in the individual PSO grant agreement for such PSOs, as applicable. For the avoidance of doubt, all of your existing PSOs and PSO grant agreements will remain in effect and unaltered, subject to your continued service with the Company in your new role or any other role at the Company.
Benefits
You are entitled to participate in any employee benefit plans made generally available by the Company from time to time to its employees, subject to plan terms and generally applicable Company policies. The Company currently provides a health insurance benefits plan to its employees under which you may elect coverage. Any benefits and policies, of course, may be adopted, modified, changed, or terminated from time to time at the sole discretion of the Company, and the provision of such benefits to you in no way changes or impacts your status as an at-will employee.
You acknowledge and agree that, starting with your new role, you will no longer be entitled to participate in the Company’s Change in Control and Severance Policy and that the participation agreement thereunder that you previously signed with the Company will be of no further force or effect after the date of this letter.
Miscellaneous
This letter and the PIIA constitute our entire offer regarding the terms and conditions of your continued employment with the Company. It supersedes any prior agreements, promises, representations, or other statements (whether oral or written) regarding the offered terms of employment, including your existing offer letter with the Company signed upon hire. The terms of your employment, and this offer letter, shall be governed by the laws of Washington DC.
If the terms of this offer are acceptable to you, please sign and return the enclosed additional copy of this letter to Matthew Prince. Your signature on the copy of this letter and your submission of the signed copy to the Company will evidence your agreement with the terms and conditions set forth herein, including your understanding that employment with the Company shall be at-will. In accepting this offer, you represent to the Company and give the Company assurance: (A) that you have not relied on any agreements, promises, representations, or other statements, express or implied, with respect to your employment that are not set forth in expressly in this letter; and (B) that you are not under any obligation to any former employer or any person, firm or business that would prevent, limit, restrict or impair in any way the performance by you of your duties as an employee of the Company.
We are excited to offer you this new role with Cloudflare. We are confident that you will continue to make an important contribution to our unique and exciting company. If you are in agreement with the proposed terms, please sign this letter and return it within 5 days.

Signed on behalf of Cloudflare, Inc.

/s/ Matthew Prince

Name: Matthew Prince, Co-founder and CEO

April 1, 2026

Accepted and agreed:

Name: Doug Kramer
/s/ Doug Kramer
Signature Date